Exhibit 99.1

Release	Immediate
Date	March 19, 2008
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Curt Pullen (616) 654 3754 or curt_pullen@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Reports 30% Increase in Earnings per Share for Third Quarter FY08

Webcast to be held Thursday, March 20, 2008, at 9:30 AM EDT

Herman Miller, Inc., today announced results for its third quarter ended March 1, 2008. Earnings per share were $0.65, an increase of 30% over the same period of last year. The increase was the result of a 25.7% increase in operating earnings and previously announced capital structure charges that reduced our average shares outstanding. The earnings increase was driven by a 240 basis point expansion in operating earnings to 12.5% of sales. Sales for the quarter increased a modest 2.2% compared to the same period of last year.

Brian Walker, Chief Executive Officer, stated, “The strong improvement in our earnings per share reflects the significant changes we made last quarter to improve our business performance and better leverage our balance sheet. During the quarter we also closed on the previously announced acquisition of Brandrud, a manufacturer of healthcare furnishings. We are pleased with the execution by our employee-owners and continue to look for further opportunities to accelerate Herman Miller’s strategic growth initiatives.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended

	3/01/08	3/03/07	Percent Change	3/01/08	3/03/07	Percent Change

Net Sales	$495.4	$484.8	2.2%	$1,493.0	$1,433.6	4.1%
Gross Margin %	34.3%	33.0%	6.3%	34.7%	33.7%	7.2%
Operating Expenses	108.3	110.9	(2.3%)	331.9	329.2	0.8%
Restructuring Expense	0.0	0.0		5.2	0.0
Operating Earnings %	12.5%	10.1%	25.7%	12.1%	10.7%	17.6%
Net Earnings	38.3	32.3	18.6%	112.8	97.4	15.8%
Earnings per share - diluted	$0.65	$0.50	30.0%	$1.86	$1.49	24.8%
Orders	454.2	457.9	(0.8%)	1,510.5	1,490.2	1.4%
Backlog	307.2	297.1	3.4%

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Sales for the quarter were $495.4 million, reflecting 3.7% year-over-year growth in the North American market and 6.2% growth in the non-North American market. Orders for the quarter were $454.2 million, a decrease of 0.8% from the same period a year ago. North American orders declined 1.1%, while non-North American orders continued to grow, increasing 13.4% over the same period a year ago. A price increase implemented in February 2007 pulled ahead approximately $20 million – $25 million of orders into the third quarter of last year, which did not recur in the current year. Backlog was $307.2 million, up 3.4% from the same period a year earlier.

“Despite the effects of the traditional seasonal slowdown, we once again achieved year-over-year growth in sales, orders, and backlog after adjusting for the impact of last year’s price increase,” said Curt Pullen, Chief Financial Officer. “More importantly, we have begun to see the benefits of our efforts to diversify the company’s revenue base. Slowing growth in our U.S. office furniture business was more than offset by gains in our Healthcare and International businesses.”

Gross margin increased to 34.3% of sales, an improvement of 130 basis points from the prior year same period of 33.0%. The increase was primarily a result of the 2007 price increase combined with stable commodity costs. On a sequential basis, gross margins declined from the 35.6% recorded in the second quarter, due to lower production volumes caused by the holiday shut-down, a mix shift to less profitable product lines, and higher discounting.

Operating expenses declined by $2.6 million, to 21.9% of sales compared to the same period in fiscal 2007. The decrease was primarily driven by the cost reduction actions announced during the second quarter, partially offset by increased reserves for uncollectible accounts.

Mr. Pullen added, “Again this quarter our employee-owners did an outstanding job of managing costs and improving efficiencies. Combined with price realization we were able to improve operating earnings to 12.5% of sales. Going forward our margins will be challenged by the recent run-up in the commodity markets for steel and oil. Fortunately, we have existing supply contracts in place and several product cost improvement initiatives in process which will help to offset some of the impact in the short term.”

The company’s cash position at the end of the quarter was $81.4 million. Cash flow from operations for the quarter totaled $35.5 million compared to $67.2 million for the same period last year. The year-to-year change in operating cash flow was primarily due to an increase in working capital requirements in the current year. Capital spending for the quarter was $9.2 million compared to $9.7 million for the same period last year. During the quarter, the company completed the capital structure changes announced in December. The company issued $200 million in Senior Unsecured Private Placement Notes and used the proceeds to implement a $200 million Accelerated Share Repurchase (ASR) program. Under the terms of the ASR, in January the company received delivery and retired approximately 5 million shares. The actual price per share and the final number of shares to be retired will not be determined until the completion of the ASR.

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Looking forward the company expects fourth quarter fiscal 2008 sales to be in a range of $475 million to $500 million. This represents a 2% decrease to 3% increase over the prior year. The company estimates earnings per share of $0.55 to $0.62, an increase of 10% to 24% over the prior year. The earnings estimate reflects the impact of increased commodity prices as well as the company’s traditional increase in fourth quarter operating expense spending in support of new product development and the annual NeoCon trade show.

Brian Walker concluded, “While we continue to make solid progress in our strategy execution and our structure, we remain cautious in our assessment of the U.S. market’s near-term growth potential. Unsettled credit markets and declining consumer sentiment, coupled with softening non-residential construction and employment data, suggest the next four to six quarters in North America will be challenging. This is consistent with BIFMA’s recent industry forecast of a 1% decline in calendar 2008 and 3% decline in calendar 2009. Despite these economic headwinds we’re confident that the proactive changes made last quarter to our cost and capital structures, coupled with our continuing focus on greater efficiencies and strategic growth opportunities, will allow us to weather these tough economic conditions and achieve our long-term goals.”

The company announced a live webcast to discuss the results of the fiscal 2008 third quarter on Thursday, March 20, 2008, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller

The designs and services of Herman Miller enhance the performance of human habitats worldwide, making customers’ lives more productive, rewarding, delightful, and meaningful. The company’s award-winning products, complemented by furniture management and strategic consulting services, generated over $1.9 billion in revenue during fiscal 2007. Widely recognized both for its innovative products and business practices, Herman Miller is a recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2008 the company was once again cited by FORTUNE magazine as the “Most Admired” company in its industry and named among the “100 Best Companies to Work For” in America. The company trades on the NASDAQ Global Select Market under the symbol MLHR. For additional information, visit www.HermanMiller.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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Financial highlights for the quarter ended March 1, 2008 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	03/01/08%		03/03/07%

Net Sales	$495.4	100.0%	$484.8	100.0%

Cost of Goods Sold	325.4	65.7%	324.8	67.0%

Gross Margin	170.0	34.3%	160.0	33.0%

Operating Expenses	108.3	21.9%	110.9	22.9%

Operating Earnings	61.7	12.5%	49.1	10.1%

Other Expense, net	4.6	0.9%	2.8	0.6%

Earnings before Taxes	57.1	11.5%	46.3	9.6%

Income Taxes	18.8	3.8%	14.0	2.9%

Net Earnings	$38.3	7.7%	$32.3	6.7%

Earnings Per Share - Basic	$0.66		$0.50

Weighted Average Basic Common Shares	58,053,044		64,406,138

Earnings Per Share - Diluted	$0.65		$0.50

Weighted Average Diluted Common Shares	58,590,761		65,223,980

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Herman Miller Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Nine Months Ended

	03/01/08%		03/03/07%

Net Sales	$1,493.0	100.0%	$1,433.6	100.0%

Cost of Goods Sold	975.3	65.3%	950.8	66.3%

Gross Margin	517.7	34.7%	482.8	33.7%

Operating Expenses	331.9	22.2%	329.2	23.0%

Restructuring Expenses	5.2	0.3%	0.0	0.0%

Operating Earnings	180.6	12.1%	153.6	10.7%

Other Expense, net	11.1	0.7%	8.6	0.6%

Earnings Before Taxes	169.5	11.4%	145.0	10.1%

Income Taxes	56.8	3.8%	47.6	3.3%

Earnings, before minority interest	112.7	7.5%	97.4	6.8%

Minority Interest, Net of Income Taxes	(0.1)	0.0%	0.0	0.0%

Net Earnings	$112.8	7.6%	$97.4	6.8%

Earnings Per Share - Basic	$1.87		$1.51

Weighted Average Basic Common Shares	60,231,369		64,693,620

Earnings Per Share - Diluted	$1.86		$1.49

Weighted Average Diluted Common Shares	60,738,549		65,467,930

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended

	03/01/08	03/03/07

Net Earnings	$112.8	$97.4

Cash Flows provided by Operating Activities	123.2	91.4

Cash Flows used for Investing Activities	(41.7)	(28.5)

Cash Flows used for Financing Activities	(79.2)	(65.8)

Effect of Exchange Rates	2.7	(0.4)

Net Increase (Decrease) in Cash	5.0	(3.3)

Cash, Beginning of Year	76.4	106.8

Cash, End of Period	$81.4	$103.5

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	03/01/08 (Unaudited)	06/02/07 (Audited)

Current Assets
Cash and equivalents	$81.4	$76.4
Short-term investments	18.3	15.9
Accounts receivable (net)	215.8	188.1
Inventories	65.0	56.0
Prepaid expenses and other	57.3	48.3

Totals	437.8	384.7
Net Property and Equipment	193.8	196.6
Other Assets	97.1	84.9

Total Assets	$728.7	$666.2

Liabilities and Shareholders' Equity
Current Liabilities
Unfunded checks	$8.6	$7.4
Current maturities of long-term debt	3.0	3.0
Accounts Payable	116.7	110.5
Accrued liabilities	162.4	163.6

Total	290.7	284.5
Long-term Debt	377.5	173.2
Other Noncurrent Liabilities	60.9	52.9

Total Liabilities	729.1	510.6
Minority Interest	0.2	0.3
Shareholders' Equity	(0.6)	155.3

Total Liabilities & Shareholders' Equity	$728.7	$666.2

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